Exhibit 21

MOLSON COORS BEVERAGE COMPANY AND SUBSIDIARIES
SUBSIDIARIES OF THE REGISTRANT
        The following table lists our significant subsidiaries and the respective jurisdictions of their organization or incorporation as of December 31, 2022. All subsidiaries listed below are included in our consolidated financial statements.

Name	State/province/country of organization or incorporation
3230600 Nova Scotia Company	Nova Scotia
CBC Holdco 2 LLC	Colorado
CBC Holdco 3, Inc.	Colorado
CBC Holdco LLC	Colorado
Coors Brewing Company d/b/a Molson Coors International	Colorado
Coors Distributing Company LLC	Delaware
Coors International Holdco 2, ULC	Nova Scotia
Golden Acquisition	United Kingdom
Molson Canada 2005	Ontario
Molson Coors (Barbados) SRL	Barbados
Molson Coors (UK) Holdings LLP	United Kingdom
Molson Coors Beverage Company USA LLC	Delaware
Molson Coors Brewing Company (UK) Limited	United Kingdom
Molson Coors Callco ULC	Nova Scotia
Molson Coors Canada Holdco, ULC	Nova Scotia
Molson Coors Canada Inc.	Canada
Molson Coors Europe Holdings B.V.	Netherlands
Molson Coors Holdco Inc.	Delaware
Molson Coors Holdings Limited	United Kingdom
Molson Coors International General, ULC	Nova Scotia
Molson Coors International LP	Delaware
Molson Coors Netherlands B.V.	Netherlands
Molson Coors USA LLC	Delaware
Molson ULC	British Columbia
Newco3, Inc.	Colorado
Pivovary Staropramen s.r.o.	Czech Republic
Zagrebačka pivovara d.o.o.	Croatia